Exhibit 99.1

                                                                   News
                                                Release

                       Vectren Corporation

                       One Vectren Square

                       Evansville, IN  47708

April 27, 2011
FOR IMMEDIATE RELEASE
Media contact: Chase Kelley, (812) 491-4128 or kckelley@vectren.com
Investor contact: Robert Goocher, (812) 491-4080 or rgoocher@vectren.com

Indiana commission approves Vectren’s electric base rate case, denies modified rate design

Evansville, Ind. - The Indiana Utility Regulatory Commission (IURC) today approved Vectren Energy Delivery of Indiana – South’s (Vectren, NYSE: VVC) changes to the base rates and charges for its electric distribution business in southwestern Indiana. This rate adjustment does not impact the natural gas portion of the bill, nor customers in the utility’s Indiana - North or Ohio service territories.

The order provides for an approximate $28.6 million electric rate increase to recover costs associated with approximately $325 million in system upgrades that were completed in the three years leading up to the December 2009 filing and modest increases in maintenance and operating expenses. The new rates are expected to go into effect in early May 2011.

“We’re pleased the Commission has granted this much-needed cost recovery that is critical to our ability to reliably deliver electricity to our customers in southwestern Indiana,” said Vectren President & CEO Carl Chapman. “Although we’re disappointed we did not receive approval to implement our decoupling proposal, we look forward to continuing to work with the IURC and all stakeholders to implement a regulatory framework that fosters customer usage reductions and at the same time, provides for fair cost recovery.”

Already pending before the IURC in a separate electric conservation case is a settlement entered into between the company and the Indiana Office of Utility Consumer Counselor, which provides for a mechanism to recover margins from the company’s large commercial and industrial customers associated with implementation of energy efficiency programs. As an alternative to the company’s electric decoupling proposal that was ruled upon today by the IURC, the settlement also provides that margins lost from residential and commercial customers due to energy efficiency programs may be deferred for future recovery under a rate mechanism to be proposed by the company. In light of today’s IURC decision, subject to the approval of that settlement by the IURC, after conferring with the stakeholders in the process, the company expects to prepare and propose such a mechanism.

“We are committed to expanding our portfolio of electric energy efficiency programs for residential and commercial customers,” added Chapman. “As a company, we firmly believe that partnering with customers to use energy wisely and efficiently is critical to conserving our natural resources, lowering bills and ultimately, delaying the need for additional electric generation.”

Currently, Vectren offers residential energy efficiency programs, including appliance recycling for refrigerators and window air conditioning units, as well as some commercial programs, including incentives for new home construction and custom efficiency. Since inception in April 2010, these programs have saved customers more than 3 million kilowatt hours, which is enough energy to power 275 homes for one year. Vectren is also in the process of launching programs that offer CFL bulb discounts at participating retailers and home weatherization for low-income customers.

Subject to the IURC’s approval, Vectren plans to debut additional electric conservation programs later this summer.

Vectren provides electric service to 142,000 customers in southwestern Indiana, including Dubois, Gibson, Pike, Posey, Spencer, Vanderburgh and Warrick counties.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

- end -